Exhibit 99.1

BSQUARE Reports First Quarter 2010 Results

BELLEVUE, WA., May 13, 2010 – BSQUARE Corporation (Nasdaq: BSQR) announced today financial results for the first quarter ended March 31, 2010. Total revenue for the quarter was $16.9 million, up 1% from $16.7 million in the prior year. The Company reported a net loss for the quarter of $3.4 million, or $0.34 per share, compared to a net loss of $90,000, or $0.01 per share, in the prior year. This quarter’s results included a $510,000, or $0.05 per share, unrealized loss on the Company’s Auction Rate Securities portfolio and also included a loss contract accrual related to the Company’s project with the Ford Motor Company in the amount of $390,000, or $0.04 per share. The Company reported negative EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the quarter of $2.5 million compared to positive EBITDAS of $227,000 in the prior year.

Brian Crowley, Bsquare’s chief executive officer, commented on the first quarter’s results, “It was a difficult quarter for us with the Ford program negatively affecting the bottom-line significantly. However, we are in late stage discussions with Ford on several fronts and I’m cautiously optimistic that we will agree shortly on additional funds to compensate us for some of the overruns we have incurred and, more importantly, enter into a new arrangement for go-forward business that should eliminate many of the issues we have encountered in the past. Further, business momentum appears to be picking up and we are currently forecasting sequential growth across all revenue lines in Q2.”

Key Results, Achievements and Events

During the quarter, the Company:

•

Appointed Mark McMillan as Vice President of Worldwide Sales and Marketing. Mr. McMillan has spent the past 35 years leading the growth of high tech companies serving as CEO or in senior sales roles. McMillan founded Softworks Development Corporation and served as its President for 10 years, during which time the company was twice listed in the top 20 on Inc.’s 500 list of fastest growing private companies. McMillan later served as the VP and GM of North American Operations for Phoenix Technologies, and CEO of Insignia Solutions;

•

Launched TestQuest CountDown version 3.0, the ultimate automated testing platform for companies deploying applications for mobile and wireless devices. CountDown 3.0 features usability improvements, increased user productivity and expanded support for the Android operating system; enabling quality assurance teams to automate tests and testing cycles across the broadest range of operating systems and device types in the market today;

•	Renewed its OEM distribution agreement with Microsoft Corporation under which Bsquare sells Microsoft’s complete line of general embedded operating systems to OEMs in North America; and

•

Announced that it was offering the new Windows Phone 6® Starter Edition for new and emerging markets. The Starter Edition is designed to help OEMs reach new and emerging markets with their consumer mobile handsets. As a global distributor for Windows Phone, Bsquare customers include both handset manufacturers developing Windows Phones for consumers and rugged device manufacturers shipping data collection terminals to businesses and other OEMs.

Revenue Results

Sales of third-party software were $11.0 million for the quarter compared to $7.3 million in the prior year, representing an increase of 51%. We believe the increase in third-party software sales was attributable to improved macro economic conditions and $1.2 million in Microsoft Windows Mobile license sales, a new product line added in the fourth quarter of 2009.

Proprietary software revenue was $978,000 for the quarter compared to $961,000 in the prior year. TestQuest product and support revenue was $557,000 for the quarter, up $280,000 over the prior year. This increase in TestQuest revenue was offset by declines in a number of product lines including reference design royalties and service contract royalties.

Commenting on software sales for the quarter, Mr. Crowley said, “We had another very strong quarter in third-party software sales, stronger than I expected, and the forward momentum looks like it will continue into Q2. I’m also pleased with the start we had this quarter on Windows Mobile license sales. This is a new product line for us and I believe we are on track to generate at least an incremental $5 million in Windows Mobile revenue for fiscal 2010. While we did not achieve the growth that I expected in our TestQuest and Texas Instruments OMAP-related product lines this quarter, we are projecting an increase in both in Q2.”

Service revenue was $4.9 million for the quarter, down 42% compared to $8.4 million in the prior year. The Company’s project with The Ford Motor Company contributed $2.3 million in service revenue for the quarter, down from $5.2 million in the prior year and accounted for the majority of the decline. Revenue declines at several other historically significant North American customers accounted for the remainder. Billable hours increased 4% year-over-year while the effective bill rate declined 47% due primarily to overruns on the Ford project.

Commenting on service revenue for the quarter, Mr. Crowley continued, “Service revenue improved 6% sequentially this quarter, in-line with expectations despite Ford-related revenue coming in about $600,000 short of expectations due to project overruns. These overruns have been very painful for Bsquare to absorb, but through the hard work and dedication of our service engineering team, the current program is getting close to winding down, and we are near to concluding our business negotiations with Ford regarding additional funds to cover some of the overruns. I had hoped to conclude the negotiations prior to issuing this earnings release, however it’s more important to strike the right deal with Ford – one that not only reimburses us appropriately for the extra time we have expended on the program, but also one that establishes an acceptable go-forward business model under which Bsquare and Ford can work together. We have made good progress in both areas, and I am optimistic that we will have a successful conclusion very soon. Outside of Ford, we are seeing signs of recovery in our North America service revenue. We entered Q2 with the first sequential increase in service backlog in more than a year, and we expect to see sequential growth in North American service revenue outside of Ford and a few key accounts for the first time in over two years. Consequently, we are currently expecting a sequential increase in service revenue for Q2; excluding any overrun payments we might recognize from Ford.”

Gross Profit and Margin Results

Overall gross profit was $1.2 million for the quarter, or 7% of total revenue, as compared to $4.4 million, or 27% of revenue, in the prior year, with the overall gross profit and margin decline driven by a $3.6 million decrease in service gross profit and a 53 percentage point decline in service gross margin. Both declines were largely attributable to overruns on the Ford program and the effect of the overruns on revenue recognized and costs incurred. Third-party software gross margin was 14% for the quarter as compared to 16% in the prior year. Proprietary software gross margin was 85% for the quarter compared to 87% in the prior year. Service gross margin was a negative 24% for the quarter, compared to 29% in the prior year. The decrease was largely driven by overruns on the Ford program and the resulting effect that had on the effective bill rate, coupled with the loss contract accrual of $390,000, which reduced service margin by eight percentage points.

Operating Expenses

Total operating expenses were $4.0 million this quarter compared to $4.7 million in the prior year, a decrease of 15%. The majority of the decline was attributable to a reduction in R&D investment on both the TestQuest and Texas Instruments OMAP product efforts.

Cash Flows

The Company’s cash, cash equivalents and investments, both short and long-term, decreased by $2.2 million to $15.8 million at March 31, 2010, as compared to $18.0 million at December 31, 2009 ($875,000 of the March 31 balance was restricted). Scott Mahan, BSQUARE’s chief financial officer, commented on the decline in cash and investments, “Approximately $200,000 of the decline in cash and investments had to do with an increase in our Auction Rate Securities valuation reserve with the remainder representing true cash burn. As we mentioned on last quarter’s call, we expected the Q1 cash burn to be approximately $2.0 million if we weren’t paid by Ford for what was owed at that time, which we weren’t. We did collect all past due amounts subsequent to quarter-end however.”

Conference Call

Management will host a conference call today, May 13, 2010, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, dial 877-941-8416, or 480-629-9808 for international callers, and reference “BSQUARE Corporation First Quarter 2010 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 4289279. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE

Bsquare is an industry leader with a proven track record in providing production-ready software products and engineering services to the smart device market. For more information, visit www.bsquare.com.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to our projected financial results, future and potential sales, or projects, expected results of our negotiations and requests for additional funds from Ford, our ability to accurately estimate the Ford project, expectations for our TestQuest products and Windows Mobile licensing, and expected results from changes in our sales leadership. All of the statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from such statements. There can be no assurance that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include: whether we are able to maintain our existing favorable relationships with Microsoft Corporation and Ford Motor Company; risks, uncertainties and changes in financial condition; our ability to execute our product strategies for TestQuest and other products; intellectual property risks; and risks associated with our international operations. Therefore, all forward-looking statements should be considered in light of various important factors including, but not limited to, the risks and uncertainties listed above. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those indicated in any forward-looking statements.

# # #

Contact:

BSQUARE Corporation

Scott Mahan, CFO

(425) 519-5900

investorrelations@bsquare.com

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,983	$12,918
Accounts receivable, net of allowance for doubtful accounts of $201 at March 31, 2010 and December 31, 2009	10,138	9,192
Prepaid expenses and other current assets	688	648
Short-term investments	469	—

Total current assets	22,278	22,758
Long-term investments	3,493	4,189
Equipment, furniture and leasehold improvements, net	752	823
Intangible assets, net	1,384	1,511
Restricted cash	875	900
Other non-current assets	88	90

Total assets	$28,870	$30,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,271	$2,898
Other accrued expenses	5,875	4,058
Accrued compensation	1,705	1,837
Deferred revenue	3,214	3,693

Total current liabilities	14,065	12,486
Deferred rent	294	311
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,173,827 shares issued and outstanding at March 31, 2010 and 10,162,589 shares issued and outstanding at December 31, 2009	123,740	123,572
Accumulated other comprehensive loss	(437)	(746)
Accumulated deficit	(108,792)	(105,352)

Total shareholders’ equity	14,511	17,474

Total liabilities and shareholders’ equity	$28,870	$30,271

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Software	$12,012	$8,298
Service	4,933	8,379

Total revenue	16,945	16,677

Cost of revenue:
Software	9,645	6,307
Service (1)	6,118	5,938

Total cost of revenue	15,763	12,245

Gross profit	1,182	4,432
Operating expenses:
Selling, general and administrative (1)	3,136	3,295
Research and development (1)	907	1,381

Total operating expenses	4,043	4,676

Loss from operations	(2,861)	(244)
Interest and other income (expense), net	(488)	114

Loss before income taxes	(3,349)	(130)
Income tax benefit (expense)	(91)	40

Net loss	$(3,440)	$(90)

Basic and diluted loss per share	$(0.34)	$(0.01)

Shares used in calculation of basic and diluted loss per share	10,127	10,086

(1) Includes the following amounts related to stock-based compensation expense:

Cost of revenue — service	$73	$74
Selling, general and administrative	78	154
Research and development	9	(1)

Total stock-based compensation expense	$160	$227

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands) (Unaudited)

	Three months ended March 31,
	2010	2009
EBITDAS:
Net loss as reported	$(3,440)	$(90)
Income tax expense (benefit)	91	(40)
Interest and other income	488	(114)
Depreciation and amortization	237	244
Stock-based compensation expense	160	227

EBITDAS (1)	$(2,464)	$227

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation and amortization, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.